Exhibit k.5

AMENDMENT NO. 1
TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 dated as of June 12, 2017 (this “Amendment”), is entered into by and among TORTOISE MLP FUND, INC., a Maryland corporation, as the Borrower (the “Borrower”) each Lender party hereto, and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”).

RECITALS

A.        The Borrower, the Lenders and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement dated as of June 15, 2015 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”).

B.        The Borrower, the Lenders and the Administrative Agent have agreed to certain amendments to the Credit Agreement to among other things decrease the Aggregate Commitments of the Lenders.

C.        The Amendment is subject to the representations and warranties of the Borrower and upon the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

SECTION 2. AMENDMENTS.

2.1      The Administrative Agent has agreed to make U.S. Bank National Association joint bookrunner with Merrill Lynch, Pierce, Fenner & Smith Incorporated. All references to “sole bookrunner” shall be replaced with the term “Bookrunner” or “joint bookrunner” as further set forth below.

2.2      Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in alphabetical order to read as follows:

““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”

““Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

““Bookrunner” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and U.S. Bank National Association, in their capacity as joint bookrunners.

““EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

““EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

““EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

““EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

““Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.”

2.3      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the defined term of “Applicable Rate” in its entirety to read as follows:

““Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Percentage Utilization), it being understood that the Applicable Rate for (a) any Loans, will be the percentage set forth under the column “Loans”, and (b) the Commitment Fee, will be the percentage set forth under the column “Commitment Fee”:

Applicable Rate
Level	Percentage Utilization	Loans	Commitment Fee
1	< 50.00%	1.20%	0.25%
2	> 50.00% but < 70.00%	1.20%	0.15%
3	> 70.00%	1.20%	0.00%

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

The initial Applicable Rate shall be set forth at Level 2 until the next change in Percentage Utilization, as determined by the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.”

2.4      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the defined term “Arranger” in its entirety to read as follows:

““Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and joint bookrunner.”

2.5      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the defined term “Borrowing Base” in its entirety to read as follows:

““Borrowing Base” means, at any date, an amount equal to:

(1) 33-1/3% of the total value of the Acceptable Assets (excluding Acceptable Restricted Securities) of the Borrower on such date; minus

(2) all of the Borrower’s “senior securities representing indebtedness” (as such term is used in the Investment Company Act) other than the Loans, as set forth in the Borrowing Base Certificate most recently delivered to the Agent (at any time the amount from clause (1) less the amount from this clause (2) is the “Initial Borrowing Base”); provided, that, the Initial Borrowing Base shall at no time be less than zero; plus

(3) the lesser of (A) $5,000,000 and (B) the lesser of (x) 10% of the Initial Borrowing Base and (y) 33 1/3% of the actual amount of Acceptable Restricted Securities of the Borrower on such date.”

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

2.6      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the defined term “Defaulting Lender” in its entirety to read as follows:

““Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

2.7      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the defined term of “Maturity Date” in its entirety to read as follows:

““Maturity Date” means June 12, 2019; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.”

2.8      Section 1.01 of the Credit Agreement is hereby amended by inserting the new definition “Percentage Utilization” to read as follows:

““Percentage Utilization” means, on any  date, the percentage of Total Outstandings divided by the Aggregate Commitment.

2.9      The Credit Agreement is hereby amended by inserting a new Section 5.20 to read as follows:

“5.20  EEA Financial Institutions.

No Loan Party is an EEA Financial Institution.”

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

2.10    The Credit Agreement is hereby amended by inserting a new Section 10.21 to read as follows:

“10.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

2.11    Schedule 2.01 of the Credit Agreement is hereby amended by amending and restating such Schedule in its entirety to read as set forth on the First Amended and Restated Schedule 2.01 to this Amendment. Concurrently with this Amendment becoming effective the Borrower shall prepay the Committed Loans outstanding on the date of this Amendment to the extent necessary to keep the outstanding Committed Loans (a) from exceeding the Aggregate Commitments as amended hereby and (b) ratable with the revised Applicable Percentages as set forth on the First Amended and Restated Schedule 2.01. The Borrower may request Loans to fund required prepayments; provided that such Loans shall not exceed the Aggregate Commitments as amended hereby.

2.12    Schedule A to the Form of Borrowing Base Certificate attached as Exhibit D to the Credit Agreement is hereby amended by amending and restating such Schedule in its entirety to read as set forth on the First Amended and Restated Schedule A to this Amendment.

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

SECTION 3. EFFECTIVENESS AND LIMITATIONS ON AMENDMENT.

3.1      The amendments set forth in Sections 2 above are effective for the purposes set forth herein and will be limited precisely as written and will not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (b) otherwise prejudice any right or remedy which the Lenders and the Administrative Agent may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (c) be a consent to any future amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document.

3.2      On and after the date of this Amendment, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. This Amendment is to be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein waived, are hereby ratified and confirmed and will remain in full force and effect. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

4.1      Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

4.2      This Amendment has been duly executed and delivered by Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrower of this Amendment.

4.4      Immediately after giving effect to this Amendment the representations and warranties of the Borrower contained in Article V of the Credit Agreement shall be true and correct, in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

4.5      Immediately after giving effect to this Amendment, no Default or Event of Default exists.

SECTION 5. EXPENSES. The Borrower agrees to pay to the Administrative Agent upon demand, the amount of any and all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Administrative Agent may incur in connection with the preparation, documentation, and negotiation of this Amendment and all related documents.

SECTION 6. REAFFIRMATION. Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its Obligations.

SECTION 7. EFFECTIVENESS. This Amendment will become effective as of the date hereof upon the satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)       the execution  and  delivery of this Amendment, whether the same or different copies, by the Borrower, each Lender and the Administrative Agent;

(b)       the execution and delivery of amended and restated Notes to each Lender;

(c)       the delivery of an officer certificate by a Responsible Officer of the Borrower certifying (i) resolutions adopted by the Borrower approving and consenting to this Amendment and the decrease in the Aggregate Commitments effectuated hereby, (ii) incumbency, the articles of incorporation, the bylaws and the existence and good standing of the Borrower, and (iii) providing certifications as to no Default and representations and warranties substantially as set forth in Section 4 to this Amendment;

(d)       the delivery of a Form U-1 by the Borrower in form and substance satisfactory to the Administrative Agent;

(e)       payment by the Borrower to the Administrative Agent (i) for the account of the Lenders on a pro rata basis in accordance with their respective Commitments an upfront fee equal to 10 basis points of the aggregate Commitments, and (ii) of all other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby, including payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment, including any fees required to be paid under Section 5 of this Amendment; and

(f)        receipt of all other documents and legal matters in connection with the transactions contemplated by this Amendment, reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

SECTION 8.  GOVERNING  LAW; CONSENT  TO  JURISDICTION; SERVICE  OF  PROCESS; WAIVER OF JURY TRIAL.

8.1       THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

8.2       The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

SECTION 9. CLAIMS, COUNTERCLAIMS, DEFENSES, RIGHTS OF SET-OFF AND GENERAL RELEASE.

9.1       As of the date hereof, Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

9.2       In consideration of the Administrative Agent’s willingness to enter into this Amendment, on behalf of the Lenders, Borrower hereby releases and forever discharges the Administrative Agent, the Lenders and the Administrative Agent’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which Borrower may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby.

SECTION 10. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

SECTION 11. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

SECTION 12. FURTHER ASSURANCES. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 13. ENTIRETY. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

Tortoise MLP Fund - Amendment No. 1 to Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

TORTOISE MLP FUND, INC.

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Chief Executive Officer

Tortoise MLP Fund - Amendment No. l to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Vice President

Tortoise MLP Fund - Amendment No. l to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alok Jain
Name: Alok Jain
Title: Senior Vice President

Tortoise MLP Fund - Amendment No. l to Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Paul Meehan
Name: Paul Meehan
Title: Director

Tortoise MLP Fund - Amendment No. l to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lucas Bross
Name: Lucas Bross
Title: Assistant Vice President

Tortoise MLP Fund - Amendment No. l to Amended and Restated Credit Agreement

FIRST AMENDED AND RESTATED SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Bank of America, N.A.	$44,500,000.00	45.876288660%

The Bank of Nova Scotia	$23,500,000.00	24.226804124%

U.S. Bank National Association	$29,000,000.00	29.896907216%

Total	$97,000,000.00	100.000000000%

First Amended and Restated Schedule 2.01

FIRST AMENDED AND RESTATED SCHEDULE A
To Borrowing Base

1.	Aggregate Commitments				$117,000,000

2.	Acceptable Assets (excluding Acceptable Restricted Securities):	$

3.	33 1/3% of Acceptable Assets (excluding Acceptable Restricted Securities):			$

4.	Senior Securities Representing Indebtedness (other than the Loans):			$

5.	Initial Borrowing Base (Line 3 minus Line 4 or Zero, as applicable)			$

6.	Maximum Acceptable Restricted Securities		$5,000,000

7.	10% of Initial Borrowing Base	$

8.	Actual Acceptable Restricted Securities	$

9.	33 1/3% of Actual Acceptable Restricted Securities	$

10.	Acceptable Restricted Securities included in Borrowing Base (the lesser of Lines 6, 7 and 9):			$

11.	Total Borrowing Base (Line 5 plus Line 10)			$

12.	Total Outstanding			$

13.	Available Commitments ((a) the lesser of Line 1 or Line 11, minus (b) Line 12)			$

First Amended and Restated Schedule A to Form of Borrowing Base Certificate (Exhibit D)